UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 29, 2011

CASCADE CORPORATION

(Exact name of registrant as specified in charter)

Oregon	1-12557	93-0136592
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2201 N.E. 201st Avenue

Fairview, Oregon 97024-9718

(Address of principal executive offices) (Zip Code)

(503) 669-6300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On August 29, 2011, Cascade Corporation (“Cascade”) entered into an Amended and Restated Loan Agreement (the “Restated Loan Agreement”) with Bank of America, N.A. and Union Bank, N.A., providing for a revolving credit facility (the “Credit Facility”) of up to $100 million. Subject to the terms of the Restated Loan Agreement, Cascade may request an increase in the Credit Facility of up to $50 million, with minimum increases of $5 million. The Restated Loan Agreement replaces the existing loan agreement with the lenders.

In connection with the Restated Loan Agreement the maximum amount of the existing credit facility has been decreased by $15 million at Cascade’s request and the commitment period has been extended through August 29, 2016. The Credit Facility continues to be available for working capital, capital expenditures and to finance acquisitions.

Cascade’s obligations under the Credit Facility are secured by a lien on substantially all of its and its subsidiaries assets.

The interest rate on loans under the Credit Facility ranges from 1.0% to 2.0% over LIBOR depending on Cascade’s consolidated leverage ratio. The Restated Loan Agreement includes financial covenants requiring that Cascade maintain, on a rolling four quarter basis, a leverage ratio of no greater than 3.00 to 1.00 and a fixed charge coverage ratio of no less than 1.5 to 1.0, and certain other customary covenants.

The foregoing description is not a complete description of the terms of the Restated Loan Agreement, and is qualified in its entirety by reference to the full text of the Restated Loan Agreement and exhibits. A copy of the Restated Loan Agreement is attached as Exhibit 10.1 to this report.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are included with this report:

10.1	Amended and Restated Loan Agreement dated as of August 29, 2011, by and among Cascade, Bank of America, Union Bank, and Bank of America as agent for the lenders, swing line lender, and issuer of letters of credit.

10.2	Security Agreement dated July 29, 2009, between Cascade and Bank of America, as agent. Incorporated by reference to Exhibit 10.2 to Form 8-K dated July 29, 2009, and filed August 3, 2009. Confirmed and amended to expressly include swap and financial transactions contract obligations under the Restated Loan Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cascade Corporation

By:	/s/ JOSEPH G. POINTER
Joseph G. Pointer Chief Financial Officer

Dated: September 2, 2011

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